EXHIBIT 10.1

EXECUTION COPY

_________________

INTEREST AND STOCK PURCHASE AGREEMENT

BY AND BETWEEN

HEALTHTRONICS, INC.

AND

AK ACQUISITION CORP.

Dated as of June 22, 2006

_________________

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ARTICLE I PURCHASE AND SALE OF SHARES
         1.1 Purchase and Sale
         1.2 Purchase Price
         1.3 Closing

ARTICLE II CONSIDERATION AND MANNER OF PAYMENT
         2.1 Payment

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER
         3.1 Organization and Qualification
         3.2 Authorization; Enforceability
         3.3 Organizational Documents
         3.4 Capitalization
         3.5 Options
         3.6 Financial Statements
         3.7 Taxes
         3.8 Material Contracts
         3.9 Real Property
         3.10 Personal Property; Condition
         3.11 Litigation
         3.12 Compliance with Applicable Laws
         3.13 Intellectual Property
         3.14 Bank Accounts; Officers and Directors
         3.15 No Violation
         3.16 Conduct of Business; Absence of Certain Changes
         3.17 Insurance Policies
         3.18 Licenses and Permits
         3.19 Employee Benefit Plans
         3.20 Environmental, Health and Safety Matters
         3.21 Labor Matters
         3.22 Governmental Approvals and Filings
         3.23 Brokers
         3.24 Transactions with Affiliates
         3.25 Undisclosed Liabilities
         3.26 Inventory
         3.27 Accounts Receivable
         3.28 Product Warranty; Product Liability
3.29 Net Working Capital; Indebtedness	1 1 1 1 2 2 2 2 2 3 3 4 4 5 6 8 9 9 10 10 11 11 11 12 13 14 15 16 16 16 17 17 17 17 17 18
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(continued)

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER
         4.1 Organization and Standing
         4.2 Authorization; Enforceability
         4.3 No Violation
         4.4 Investment Representation
         4.5 Availability of Funds
         4.6 Litigation
         4.7 Governmental Approvals and Filings
         4.8 Brokers

ARTICLE V COVENANTS OF THE SELLER
         5.1 Conduct of Business
         5.2 Filings; Consents; Etc
         5.3 Schedules Update
         5.4 Interim Financials
         5.5 Regulatory Filings
         5.6 Exclusivity
         5.7 Title Insurance
         5.8 Surveys
         5.9 Access to Books and Records
         5.10 Non-Competition; Non-Solicitation; Confidentiality
         5.11 Purchase Price Allocation
         5.12 Other Action

ARTICLE VI COVENANTS OF THE BUYER
         6.1 Filings; Consents; Etc
         6.2 Regulatory Filing
         6.3 Other Action

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING
         7.1 Conditions Precedent to Each Party's Obligations
         7.2 Conditions Precedent to Obligations of the Buyer
         7.3 Conditions Precedent to Obligations of the Seller

ARTICLE VIII CLOSING
         8.1 Time and Place
         8.2 Deliveries by the Seller
8.3 Deliveries by the Buyer	18 18 18 19 19 19 19 19 20 20 20 21 22 22 22 23 24 24 24 25 26 26 27 27 27 27 27 27 28 29 30 30 30 31
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ARTICLE IX POST CLOSING COVENANTS
         9.1 Tax Liability
         9.2 Seller Benefit Plans
         9.3 Further Assurances

ARTICLE X INDEMNIFICATION
         10.1 Survival of the Seller's Representations and
                           Warranties; Time Limits on Indemnification Obligations
         10.2 Survival of the Buyer's Representations and Warranties;
                           Time Limits on Indemnification Obligations
         10.3 Indemnification by the Seller Relating to the
                           Acquired Companies
         10.4 Indemnification by the Buyer
         10.5 Indemnification Procedure for Third Party Claims
         10.6 Calculation of Losses
         10.7 Limitation on Indemnities
         10.8 Exclusion of Other Remedies
         10.9 Purchase Price Adjustments
         10.10 Waiver, Release and Discharge

ARTICLE XI TERMINATION
         11.1 Termination
         11.2 Effect of Termination

ARTICLE XII MISCELLANEOUS
         12.1 Notices, Consents, Etc
         12.2 Severability
         12.3 Successors; Assignment
         12.4 Counterparts; Facsimile Signatures
         12.5 Expenses
         12.6 Governing Law
         12.7 Table of Contents and Headings
         12.8 Entire Agreement
         12.9 Third Parties
         12.10 Disclosure Generally
         12.11 Acknowledgment by the Buyer
         12.12 Interpretive Matters
         12.13 Submission to Jurisdiction
         12.14 Specific Performance
12.15 Public Announcements	31 31 31 32 32 32 33 33 33 34 35 35 36 36 36 37 37 37 38 38 39 39 39 40 40 40 40 40 40 41 41 41 42 42
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INTEREST AND STOCK PURCHASE AGREEMENT

        THIS INTEREST AND STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 22, 2006, by and between HealthTronics, Inc., a Georgia corporation (the “Seller”), and AK Acquisition Corp., a Wisconsin corporation (the “Buyer”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

        WHEREAS, the Seller directly or indirectly owns all of the (i) issued and outstanding membership interests (the “AKSV Interests”) of AK Specialty Vehicles LLC, a Texas limited liability company (“AKSV”), (ii) issued and outstanding shares of capital stock (the “ABC Shares”) of Aluminum Body Corporation, a California corporation (“ABC”), and (iii) issued and outstanding membership interests (the “Prime Interests”) of Prime Medical Manufacturing, LLC, a Delaware limited liability company (“Prime”). The AKSV Interests, ABC Shares, and Prime Interests, collectively, shall be referred to herein as the “Shares”, and AKSV, ABC, and Prime, collectively, may be referred to herein as the “Companies” and individually as a “Company”.

        WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Shares, pursuant to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase, acquire and accept the Shares from the Seller, and the Seller shall, and shall cause the Acquired Companies to, sell, convey, assign, transfer and deliver the Shares to the Buyer, free of all Indebtedness (other than capital lease obligations disclosed on the Financial Statements) and Liens.

1.2 Purchase Price. The purchase price for the Shares to be purchased pursuant to Section 1.1 shall be the consideration specified in ARTICLE II.

1.3 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place as described in ARTICLE VIII, provided that the closing conditions set forth in ARTICLE VII shall have been satisfied or waived in writing as provided therein at or prior to the Closing.

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT

2.1 Payment. On the Closing Date, the consideration to be delivered at the Closing by the Buyer to the Seller hereunder for all of the Shares will be One Hundred Forty Million Dollars ($140,000,000) less the amount of Lien Obligations outstanding at the Closing, in cash. The aggregate consideration to be delivered by the Buyer at the Closing for all of the Shares pursuant to this Section 2.1 is referred to herein as the “Purchase Price.” The Purchase Price payable to the Seller at Closing shall be paid by wire transfer of immediately available funds to the bank account(s) specified by the Seller. The Seller shall specify such account(s) in writing at least one business day prior to the Closing Date. “Lien Obligations” shall mean the aggregate amount of payment obligations of the Acquired Companies secured by Liens (other than Liens in respect of capital lease obligations and Liens in favor of the lenders under the Seller Credit Agreement (which shall terminate with respect to the Acquired Companies at Closing)).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to the Buyer with respect to the matters specified in this ARTICLE III as follows:

3.1 Organization and Qualification. Each of the Acquired Companies is an entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Acquired Companies has the requisite entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Acquired Companies is duly qualified to conduct business as a foreign entity and is in good standing under the laws of the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except where the failure to qualify would not have a Material Adverse Effect. The jurisdictions in which the Acquired Companies are licensed or qualified to do business are listed in Schedule 3.1. Schedule 3.1 also sets forth the name, jurisdiction of organization, ownership and officers and directors of the Acquired Companies and each entity which holds a direct or indirect equity interest in any of the Acquired Companies, and the jurisdictions in which each Acquired Company is qualified or licensed to do business as a foreign corporation. Except as set forth in Schedule 3.1, no Acquired Company owns, directly or indirectly, equity or other ownership interest in any entity or business.

3.2 Authorization; Enforceability. The Seller has the requisite entity power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements to which it is a party, and to consummate the transactions contemplated by the Transaction Agreements to which it is party. The board of directors of the Seller has duly approved this Agreement and all other Transaction Agreements to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate or stockholder proceedings on the part of the Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Agreements to which it is party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Agreements to which the Seller is a party have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Seller enforceable in accordance with their terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

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3.3 Organizational Documents. The Seller has made available to the Buyer copies of the Organizational Documents of each of the Acquired Companies, and such copies are correct and complete as of the date hereof. The minute books containing the records of meetings of the stockholders, members, board of directors and board of managers (as applicable), the stock certificate books, and the stock record books, shareholders register and similar organizational records of each Acquired Company which have been made available to the Buyer are correct and complete with respect to actions or meetings of such stockholders, members, board of directors or board of managers. No Acquired Company is in default under or in violation of any provision of its Organizational Documents and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies for England and Wales by the UK Company or any of its officers have been properly and correctly prepare and so filed and delivered, and so such have been filed or delivered during the period of 14 days ending on the date of this Agreement.

3.4 Capitalization.

(a)     The authorized, issued and outstanding capital stock, limited liability company interests or other indicia of equity ownership (including, without limitation, certificaten van aandelen) (the “Equity Interests”) of each Acquired Company is as set forth in Schedule 3.4. The Equity Interests of the Acquired Companies listed in Schedule 3.4 are the only Equity Interests issued and outstanding for the Acquired Companies. All of the issued and outstanding Equity Interests of the Acquired Companies have been duly authorized, are validly issued, fully paid and, where applicable, non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are owned of record and beneficially as set forth on Schedule 3.4 (and in the amounts set forth on Schedule 3.4), free and clear of all options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens, except for Liens in favor of the lenders under the Seller Credit Agreement. The Seller will transfer and deliver to the Buyer at the Closing valid title to the Equity Interests free and clear of any Indebtedness (other than capital lease obligations disclosed on the Financial Statements) and Liens.

(b)     The Equity Interests listed as owned on Schedule 3.4 constitute, directly or indirectly, 100% of the Equity Interests in the Acquired Companies. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting or transfer of the Equity Interests of any Acquired Company other than obligations to transfer the Shares pursuant to this Agreement and the rights of the lenders under the Seller Credit Agreement, which right shall terminate with respect to the Equity Interests of the Acquired Companies upon the Closing.

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(c)     Except for cash dividends paid to the Seller or an Affiliate thereof, no dividends, interim dividends or other distributions, whether paid or still outstanding, have been declared on any of the Shares or the Subsidiary Shares since the date of the Year-End Balance Sheet, nor is there any other right outstanding to distribution from or payment based upon reserves or profits of any of the Acquired Companies.

3.5 Options. Except as set forth on Schedule 3.5 and as set forth in the Seller Credit Agreement and related loan documents (which rights under the Seller Credit Agreement and related loan documents shall terminate with respect to the Acquired Companies upon the Closing), there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Seller or any of the Acquired Companies are a party or which are binding upon the Seller or any Acquired Company requiring the issuance, sale, transfer or acquisition of any Equity Interests of any of the Acquired Companies, or any securities convertible directly or indirectly into Equity Interests of any of the Acquired Companies, or evidencing the right to subscribe for any Equity Interests of any of the Acquired Companies, or giving any Person (other than the Buyer) any rights with respect to any Equity Interests of any of the Acquired Companies.

3.6 Financial Statements. Schedule 3.6 attached hereto contains complete and correct copies of: (a) the balance sheets of the Acquired Companies as of December 31, 2003, 2004 and 2005, as included in the audited consolidated balance sheets of Seller (such balance sheet as of December 31, 2005, the “Year-End Balance Sheet”), and the related statements of income, changes in stockholders’ equity and cash flows of the Acquired Companies for the years ended December 31, 2003, 2004 and 2005, as included in the audited consolidated statements of income, changes in stockholders’ equity and cash flows of Seller (collectively, the “Year-End Financial Statements”); and (b) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income, changes in stockholders’ equity and cash flows of the Acquired Companies for the three month period then ended (the financial statements described in clause (b) are collectively referred to as the “Interim Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements are herein sometimes referred to as the “Financial Statements.” The Financial Statements are consistent with the books and records of the Acquired Companies (which, in turn, are accurate and complete in all material respects) and fairly present in all material respects the financial condition of the Acquired Companies as of the respective dates thereof, and the results of operations of the Acquired Companies for the periods related thereto. The Financial Statements have been prepared in accordance with GAAP consistently applied among the periods which are the subject of the Financial Statements, except for the absence of footnote disclosure and year-end adjustments (none of which are or will be inconsistent with past practice or material, individually or in the aggregate). The UK Company’s accounting records comply with the provisions of sections 221 and 222 CA 1985.

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3.7 Taxes. Except as set forth on Schedule 3.7:

(a)     The Acquired Companies have timely filed (with due regard to all timely filed extensions), all Federal income and other material Tax returns required to be filed by them through the date hereof. Such Tax returns are correct and complete in all respects. True and complete copies of all tax returns or reports filed by the Companies for each of the three (3) most recent fiscal years have been made available to the Buyer. The Acquired Companies have timely paid and discharged all Taxes whether or not required to be reflected on any Tax returns. The Taxes of the Acquired Companies accrued but not yet due do not exceed the amount reserved therefor on the face of the Year-End Balance Sheet, as such reserve has been adjusted for the passage of time through the Closing Date in accordance with past practice of the Acquired Companies. The Acquired Companies have withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by law to be withheld or collected.

(b)     None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax return.

(c)     There is no suit, proceeding, investigation, audit, claim or assessment pending or, to the Seller’s knowledge, proposed with respect to any material liability for Tax, or with respect to any Tax return of any of the Acquired Companies, and none of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(d)     None of the Acquired Companies is a party to any Tax allocation or sharing agreement.

(e)     To the Seller’s knowledge, no claim has ever been made by a taxing authority in a jurisdiction where any of the Acquired Companies does not file Tax returns that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction.

(f)     Since the date of the Interim Balance Sheet, the Companies have not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of the Companies.

(g)     During the past five years, the federal and state income tax returns of the Companies have been audited by the Internal Revenue Service and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.7, and the Acquired Companies have not received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid nor any objection to any return or report filed by the Acquired Companies. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

(h)     Schedule 3.7 lists since December 31, 2000 every year any of the Acquired Companies was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment. No affiliated group of corporations of which an Acquired Company has been a member has discontinued filing consolidated returns during the past five years.

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(i)     None of the Acquired Companies has made any payments, or is or shall become obligated (under any contract entered into on or before the Closing Date (including this Agreement)) to make any payments, that shall be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

(j)     Except as set forth in Schedule 3.7, since June 30, 2003 none of the Acquired Companies have (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, or (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred). None of the Acquired Companies are “United States real property holding companies” within the meaning of Section 897 of the Code.

3.8 Material Contracts. Except as listed or described on Schedule 3.8, none of the Acquired Companies is a party to or bound by any Contract of a type described below (such Contracts that are required to be listed on Schedule 3.8, are herein referred to as the “Material Contracts”):

(a)     any consulting agreement, management agreement, advisory agreement or employment agreement that provides for annual compensation or payments exceeding $100,000 per year and which cannot be terminated by the Acquired Companies without penalty or cost on notice of thirty (30) days or less, any severance agreements, retention agreements or change-of-control agreements, and any collective bargaining arrangement or Contract with any labor union and any such agreements currently in negotiation or proposed;

(b)     any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

(c)     any Contract for capital expenditures or the acquisition of fixed assets in excess of $300,000 in the aggregate pursuant to that Contract or one or more Contracts with the same Person or its Affiliates that are intended to be a part of the same transaction;

(d)     any Contract or group of related Contracts for the purchase, lease, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $300,000, other than for the purchase or sale of inventory in the ordinary course of business, which calls for performance over a period of more than six (6) months;

(e)     any Contract requiring future aggregate payments in excess of $300,000 that was not made in the ordinary course of business, not at arm’s-length, or for a sales price which, at the time the Contract was entered into, was expected to result in a loss to the Companies;

(f)     any Contract relating to Indebtedness, or the guaranty of another Person’s Indebtedness or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any Indebtedness;

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(g)     any leases, subleases and other Contracts pertaining to any of the Real Property;

(h)     any Contract granting any Person a Lien on any assets of the Acquired Companies;

(i)     any Contract under which any of the Acquired Companies have granted or received a license or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $300,000, other than licenses for commercially available prepackaged software;

(j)     any Contract that restricts the right of any Acquired Company to engage in any line of business, to compete with any Person or to sell any product or provide any service;

(k)     any Contract with a governmental body which is subject to renegotiation;

(l)     any Contract relating to ownership of or investments in any business or enterprise (including minority investments);

(m)     any power of attorney, which is currently in effect, to any Person;

(n)     any Contract which is not, or may not be, binding on the UK Company or any other party in consequence of the Unfair Terms in Consumer Contracts Regulations 1999 (being regulations incorporated into the laws of England and Wales); or

(o)     any joint venture or partnership Contract.

        The Seller has made available to the Buyer a correct and complete copy of each written Material Contract and a true and correct description of all material terms of each oral Material Contract. Except as set forth on Schedule 3.8, (i) each Material Contract required to be disclosed on Schedule 3.8 is in full force and effect, represents a legal, valid and binding obligation of the applicable Acquired Company and, to Seller’s knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity), (ii) no Material Contract required to be disclosed on Schedule 3.8 has been breached (except for those breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches, in the aggregate, a Material Adverse Effect) or canceled by any Acquired Company or, to Seller’s knowledge, any other party, and (iii) each Acquired Company has performed in all material respects all the obligations required to be performed by it in connection with the Material Contracts required to be disclosed on Schedule 3.8 and is not in default under or in breach of any such Material Contract (except for those defaults and breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related defaults or breaches, in the aggregate, a Material Adverse Effect), and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder (other than those defaults and breaches which would not result in, either individually or, in the case of a series of related breaches or defaults, in the aggregate, a Material Adverse Effect).

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3.9 Real Property.

(a)     Schedule 3.9 sets forth a list of all real estate owned by the Acquired Companies (such real estate owned by the Acquired Companies is herein referred to as the “Owned Property”) and all real property leased or otherwise utilized by the Acquired Companies (such real property leased by the Acquired Companies is herein referred to as the “Leased Property”). The Owned Property and the Leased Property are collectively referred to herein as “Real Property.”

(b)     With respect to the Owned Property: (A) the Acquired Companies have good and marketable indefeasible fee simple title to such Owned Property, free and clear of all Liens (except Liens granted under the Seller Credit Agreement, which Liens shall terminate with respect to the Acquired Companies upon the Closing), (B) except as set forth in Schedule 3.9, the Acquired Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Property or any portion thereof; and (C) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Property or any portion thereof or interest therein. None of the Acquired Companies is a party to any agreement or option to purchase any real property or interest therein.

(c)     Schedule 3.9 sets forth the address of each Leased Property, and a true and complete list of all leases and subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (each, a “Real Property Lease”) for each such Leased Property (including the date and name of the parties to such lease document). The Acquired Companies have made available to the Buyer a true and complete copy of each such Real Property Lease, and in the case of any oral Real Property Lease, a written summary of the material terms of such Real Property Lease. Each Real Property Lease represents the entire agreement of understanding between each respective landlord and each of the Acquired Companies with respect to the Leased Property. The Acquired Companies have good leasehold title to the Leased Property free and clear of any Liens (except Liens granted under the Seller Credit Agreement, which Liens shall terminate with respect to the Acquired Companies upon the Closing). Except as set forth in Schedule 3.9, with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Acquired Companies’ possession and quiet enjoyment of the Leased Property under such lease has not been disturbed, and to the Seller’s knowledge, there are no disputes with respect to such Real Property Lease; and (iii) none of the Acquired Companies or, to the Seller’s knowledge, any other party to the Real Property Lease is in breach or default under such Real Property Lease (other than those defaults and breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches or defaults, in the aggregate, a Material Adverse Effect), and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease (other than those defaults and breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches or defaults, in the aggregate, a Material Adverse Effect). In respect of the Real Property Lease described in Item 1(b) of Schedule 3.8, the payment obligations of ABC under such lease are not materially different from the amounts paid by ABC in respect of such lease for the periods reflected in the Year-End Financial Statements.

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(d)     No fact or condition exists that would prohibit or materially adversely affect the Acquired Companies’ right of access to and from the Real Property from and to publicly dedicated roads and there is no pending material restriction or denial, governmental or otherwise, upon such ingress and egress. There is no encroachment of buildings or other improvements from or onto the Owned Property, or any claim of adverse possession or prescriptive rights involving any of the Owned Property, other than such encroachments or claims that would not materially impair or interfere with the use or occupancy of the applicable Owned Property for the purposes for which or the manner in which it is currently used, and that would not adversely affect the marketability of the title to the applicable Owned Property. No Owned Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of applicable law where such location materially impairs or interferes with the use or occupancy of the applicable Real Property for the purposes for which or the manner in which it is currently used, or requires flood or similar insurance; provided, that any breach of this sentence shall be deemed not to be a material breach of this representation for purposes of Section 7.2(a). Each Owned Real Property is plotted as a single separate parcel of real estate for conveyancing and taxing purposes. There is no order by a Governmental Authority requiring repair, alteration or correction of any condition affecting any Real Property or the systems or improvements thereat, or condition or defect which could give rise to an order of the sort referred to herein.

3.10 Personal Property; Condition. Except as set forth on Schedule 3.10 or inventory disposed of in the ordinary course of business, the Acquired Companies have good and marketable title to (or a valid leasehold interest in) all items of material tangible personal property and assets reflected on the Financial Statements as owned or leased by the Acquired Companies or acquired thereafter or used by the Acquired Companies, free and clear of any Liens (except Liens granted under the Seller Credit Agreement, which Liens shall terminate with respect to the Acquired Companies upon the Closing). The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Acquired Companies constitute all of the assets and properties necessary to operate the Business of the Acquired Companies as currently conducted and such assets and properties are in good operating condition and repair (normal wear and tear excepted). All buildings, plants and other structures owned or otherwise utilized by the Acquired Companies are in good condition and repair and have no structural or roofing defects or defects affecting the plumbing, electrical, sewerage, heating, fire suppression, ventilating or air conditioning systems (normal wear and tear excepted).

3.11 Litigation. Except as set forth on Schedule 3.11, there are not any actions, proceedings, investigations, judgments, grievances, arbitrations, suits, audits, assessments, claims or orders pending or, to the Seller’s knowledge, threatened, against the Acquired Companies, or pending or threatened by any Acquired Company against any third Person, at law or at equity, nor is any of the Acquired Companies currently subject to any judgment, order or decree of any court or Governmental Authority, except in each case for those actions, proceedings, investigations, judgments, suits, audits, assessments, claims, decrees and orders that have not resulted in and which will not result in, either individually or, in the case of a series of related actions, proceedings, investigations, judgments, suits, claims, decrees or orders, in the aggregate, a Material Adverse Effect.

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3.12 Compliance with Applicable Laws.

(a)     Except where any such violation or failure to comply has not resulted in and will not result in, either individually or, in the case of a series of related violations or failures to comply, in the aggregate, a Material Adverse Effect, each of the Acquired Companies has complied and is in compliance with all laws, ordinances, rules, regulations, and orders applicable to it or to the operation of the Business.

(b)     The UK Company’s assets do not include any “criminal property” as defined by section 340(3) of the Proceeds of Crime Act 2002 (being a statute enacted under the laws of England and Wales) but disregarding paragraph (b) of that definition.

3.13 Intellectual Property.

(a)     Schedule 3.13 sets forth a list of all registered and unregistered trademarks and service marks, including any registrations and pending registration applications relating thereto, trade names, and company names, patents and pending patent applications, copyright registrations and registration applications, and computer software (other than commercially available prepackaged computer software generally available to the public pursuant to non-exclusive end-user licenses) that are necessary to the conduct of the Business as currently conducted by the Acquired Companies and are owned or used pursuant to a valid license by one or more of the Acquired Companies. Schedule 3.13 additionally sets forth a list of all material license agreements with respect to any of the Intellectual Property (registered or unregistered) to which any of the Acquired Companies is a party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public). Each of the Acquired Companies owns and possesses all right, title and interest in and to or has a valid and enforceable right to use pursuant to a written license agreement, the intellectual property required to be listed on Schedule 3.13 and all other intellectual property, including but not limited to domain names, inventions, invention disclosures, trade secrets, data, databases, know how, manufacturing processes, formulae, technical information, specifications, technology, plans and drawings, and other intellectual property, necessary to the conduct of the Business as currently conducted by the Acquired Companies (collectively, the “Intellectual Property”), except for such failures to own, possess or have a right to use that would not have a Material Adverse Effect.

(b)     Except as set forth on Schedule 3.13, (i) the conduct of the Business as currently conducted has not infringed or misappropriated and is not now infringing or misappropriating the intellectual property rights of any third parties; (ii) there is no claim pending or, to the Seller’s knowledge, threatened, against any of the Acquired Companies with respect to the alleged infringement or misappropriation by the Acquired Companies of any intellectual property rights of others; and (iii) to the Seller’s knowledge, no third party is infringing or misappropriating the Intellectual Property, and no claim against a third party with respect to the alleged infringement or misappropriation of the Intellectual Property is currently pending or threatened; except for such infringement, misappropriation or claim that would not have a Material Adverse Effect.

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3.14 Bank Accounts; Officers and Directors. Schedule 3.14 includes a list of each bank in which any of the Acquired Companies has an account, lock box or safe deposit box and the number of each such account or box (and each authorized signatory with respect thereto). Schedule 3.14 lists all of the officers and directors of each of the Acquired Companies.

3.15 No Violation. Except as set forth on Schedule 3.15, neither the execution and delivery of this Agreement or any other Transaction Agreement by the Seller or any Acquired Company, nor the performance by the Seller or any Acquired Company of the transactions contemplated hereby or thereby does or will (a) constitute a default or violation under the Organizational Documents of the Seller or any Acquired Company, (b) result in a breach of or default, give rise to any right of termination, cancellation or acceleration, or require any approval, waiver or consent (a “Consent”) under any of the terms, conditions or provisions of any Contract, License, agreement, lease or other instrument or obligation to which the Seller or any Acquired Company is a party or bound or affected, or (c) result in the creation of any Lien or conflict with or violate any laws, judgments, orders or decrees applicable to the Seller or any Acquired Company or by which any of their respective properties or assets is bound, except, with respect to clauses (b) and (c), for those defaults and breaches which will not result in, either individually or, in the case of a series of related defaults or breaches, in the aggregate, a Material Adverse Effect.

3.16 Conduct of Business; Absence of Certain Changes. Except as set forth on Schedule 3.16, since the date of the Year-End Balance Sheet, there has not been a Material Adverse Effect and there has been no event or series of events that would reasonably be expected to have a Material Adverse Effect. Without limitation of the generality of the foregoing, and except as set forth on Schedule 3.16 or as expressly required by this Agreement, since the date of the Year-End Balance Sheet, there has not been any:

(a)     voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any of the Acquired Companies of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $300,000 in the aggregate), except the sale of inventory and product and cash dividends in the ordinary course of business consistent with past practices;

(b)     loan, guarantee or advance by any of the Acquired Companies to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(c) issuance by the Acquired Companies of any notes, bonds, or other debt securities or any Equity Interests or securities convertible into or exchangeable for any Equity Interests or any profits interests, economic interests or similar rights;

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(d)     borrowing of any amount or incurrence of Indebtedness or other liabilities, or becoming subject to any Liens, except liabilities incurred in the ordinary course of business and not constituting Indebtedness;

(e)     cancellation, waiver or release by the Acquired Companies of any material debts, rights or claims, whether or not in the ordinary course of business consistent with past practices;

(f)     capital expenditures or commitments therefor by the Acquired Companies in excess of $300,000 in the aggregate;

(g)     adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan, or granting, promise or payment of any bonus, severance, incentive or profit sharing payments except as required by applicable law;

(h)     sale, assignment, transfer or license of any rights under or with respect to any Intellectual Property;

(i)     settlement or compromise of any litigation involving the payment of, or an agreement to pay over time, or the receipt of, in cash, notes or other property, in the aggregate, an amount exceeding $300,000 or the institution or settlement of any claim or lawsuit involving equitable or injunctive or other non-monetary relief;

(j)     increase of $20,000 or more in any manner of compensation of any employee of any Acquired Company earning $100,000 or more per year;

(k)     other change in the employment terms for any employees of the Acquired Companies outside of the ordinary course of business;

(l)     discharging or satisfaction of any Lien or payment of any Lien, other than liabilities paid in the ordinary course of business, or prepayment of any amount of Indebtedness;

(m)     acquisition of any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquisition of any other material assets;

(n)     payment by the UK Company to the Seller, any past or present nonemployee director of the UK Company or any person who is or was at the relevant time connected (as defined in section 839 ICTA) with the Seller or any such nonemployee director; or

(o)     entering into, amendment or termination of any Organizational Document, Material Contract or Intellectual Property License.

3.17 Insurance Policies. Schedule 3.17 lists and describes each insurance policy maintained by or on behalf of each Acquired Company, including without limitation, general liability policies, product liability and other insurance policies (the “Insurance Policies”), together with descriptions of “self-insurance” programs. Schedule 3.17 includes, without limitation, the carriers, description of the coverage, limits of coverage, retention or deductible amounts, date of expiration, whether occurrence or claims made, amount of annual premiums, and date through which premiums have been paid with respect to each such policy, and pending claims in excess of $5,000. All Insurance Policies are assignable (except for the workers compensation insurance policies, which cannot be assigned or transferred) and in full force and effect (and will be assignable (except for the workers compensation insurance policies, which cannot be assigned or transferred) and in full force and effect as of the Closing), all premiums due under such Insurance Policies have been paid. The Seller has made available to the Buyer correct and complete copies of all Insurance Policies in force within the previous five (5) years of the date of this Agreement. The reserves set forth on the Interim Balance Sheet are adequate to cover all anticipated liabilities with respect to any “self-insurance” programs maintained by or on behalf of any Acquired Company. The Acquired Companies have duly and timely made all material claims they have been entitled to make under each Insurance Policy. The Seller will provide to the Buyer copies of all Insurance Policies in force within the previous five (5) years of the date of this Agreement. The reserves set forth on the Interim Balance Sheet are adequate to cover all anticipated liabilities with respect to any “self-insurance” programs maintained by or on behalf of any Acquired Company.

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3.18 Licenses and Permits. The Acquired Companies have all licenses, sublicenses, permits (including, without limitation, construction, operation and occupancy permits and environmental permits), franchises, certificates, approvals, exemptions, classifications, registrations and consents of all Governmental Authorities and of all certification organizations required (collectively, the “Licenses”) to be held by the Acquired Companies or otherwise used by the Acquired Companies in the conduct of the Business and issued by, or submitted by any of the Acquired Companies to, any Governmental Authority, that are necessary to the conduct of the Business as currently conducted by the Acquired Companies. All such Licenses are set forth in Schedule 3.18 and are in full force and effect. Each of the Acquired Companies owns or possesses all right, title and interest in and to all of the Licenses which are necessary to enable the Acquired Companies to carry on the Business as presently conducted by it and to operate the Real Property, except where the failure to hold any such License(s) would not result in, either individually or, in the case of a series of related failures, in the aggregate, a Material Adverse Effect. Each Acquired Company is in compliance with the terms and conditions of such License; except to the extent such failure to be in compliance has resulted in or could result in, either individually or, in the case of a series of related failures, in the aggregate, a Material Adverse Effect. No loss or expiration of any License is pending or, to the Seller’s knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby, and other than such losses or expirations that would not have a Material Adverse Effect.

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3.19 Employee Benefit Plans.

(a)     Schedule 3.19 lists: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other bonus or incentive plan, stock option, restricted stock, stock bonus, vacation pay, bonus program, service award, moving expense, deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or material fringe benefit plan or program, which in all cases, is sponsored, contributed to or maintained by the Acquired Companies or with respect to which the Acquired Companies have any liability or obligation to contribute. Each employee benefit plan, program or arrangement listed on Schedule 3.19 relating to current or former employees, officers or directors of the Acquired Companies located in the United States shall be hereinafter referred to as a “U.S. Employee Plan,” and each employee benefit plan, program or arrangement listed on Schedule 3.19 relating to current or former employees, officers or directors of the Acquired Companies located outside of the United States shall be hereinafter referred to as a “Foreign Plan.” Each Foreign Plan shall be designated as such on Schedule 3.19. Schedule 3.19 also indicates which U.S. Employee Plans and Foreign Plans are sponsored or maintained solely by the Acquired Companies (i.e., are not maintained or sponsored by a parent company or other affiliate that is not an Acquired Company).

(b)     The Seller has made available to the Buyer: (i) a correct and complete copy of each written Employee Plan and summary plan description as in effect on the date hereof; (ii) a copy of each trust agreement, insurance contract and other funding vehicle with respect to each such Employee Plan; (iii) a copy of the most recently received determination or opinion letter, if any, and any and all currently effective rulings or notices issued by a Governmental Authority, with respect to each such Employee Plan; and (iv) a copy of the Form 5500 Annual Report, if any, for the most recent plan year for each such Employee Plan.

(c)     Except as set forth on Schedule 3.19, each U.S. Employee Plan (and each related trust, insurance contract and fund) (i) has been operated, maintained, funded and administered in compliance with its terms (except as otherwise required by law), except to the extent such failure to comply has not resulted in and could not be reasonably expected to result in, either individually or, in the case of a series of related failures, in the aggregate, a Material Adverse Effect, and (ii) complies in form and operation with all applicable requirements of ERISA, the Code, other applicable laws, any applicable collective bargaining agreements, and with any applicable reporting and disclosure requirements, including but not limited to the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent such failure to comply has not resulted in and could not be reasonably expected to result in, either individually or, in the case of a series of related failures, in the aggregate, a Material Adverse Effect. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service, and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of any U.S. Employee Plan.

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(d)     Neither of the Acquired Companies nor any Plan Affiliate maintains, contributes to, is required to contribute to, has any actual or contingent liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any employee benefit plan, program or arrangement which (i) is a “multiemployer plan” as defined in Section 4001 of ERISA, (ii) is a “multiple employer plan” within the meaning of Code Section 413(c), (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (v) provides for post-retirement medical, life insurance or other welfare-type benefits for current, future, retired or terminated directors, officers or employees of the Acquired Companies or any other Person (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law (“COBRA”)). No asset of the Acquired Companies is subject to any Lien arising under ERISA or Section 412 of the Code.

(e)     Except as has not resulted in and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, each Foreign Plan has been maintained, funded and administered in compliance with its terms, applicable collective bargaining agreements, and the requirements of applicable laws. Except as has not resulted in and could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, no Foreign Plan has any unfunded or underfunded liabilities.

3.20 Environmental, Health and Safety Matters. Except as set forth in Schedule 3.20:

(a)     (i) No Hazardous Materials are present on, in or under the Owned Real Property or, to the Seller’s knowledge, the Leased Real Property, other than in compliance with Environmental, Health and Safety Requirements and as would not result in liability of any of the Acquired Companies pursuant to any Environmental, Health and Safety Requirement, and (ii) no release, spill or discharge of any Hazardous Material has occurred on, in or under the Owned Real Properties or, to the Seller’s knowledge, the Leased Real Property or any Historic Location, which would require reporting, investigation or remediation by the Acquired Companies or would give rise to any liabilities or investigatory, remedial or corrective obligations under any Environmental, Health and Safety Requirement; (iii) no release, spill or discharge of any Hazardous Material, caused by any Acquired Company or arising out of the operations of any Acquired Company, has occurred on, in or under the Leased Real Property or any Historic Location which would require reporting, investigation or remediation or would give rise to any liabilities or investigatory, remedial or corrective obligations under any Environmental, Health and Safety Requirements.

(b)     The Acquired Companies are and have been during the five year period preceding the date of this Agreement in compliance with all Environmental, Health and Safety Requirements.

(c)     The Acquired Companies have not received any notice of violation or notice of any liability or, to the Seller’s knowledge, are the subject of any investigation or inquiry arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Acquired Companies or the Real Property or any Historic Location.

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(d)     None of the following exists at any of the Owned Real Property or, to the Seller’s knowledge, the Leased Real Property: (i) underground storage tanks; (ii) groundwater monitoring wells; or (iii) landfills, surface impoundments, or disposal areas.

(e)     None of the Acquired Companies nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to, any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no property or facility owned or operated by any of the Acquired Companies is contaminated by any Hazardous Materials) so as to give rise to any current or future liabilities of any of the Acquired Companies pursuant to any Environmental, Health and Safety Requirements.

(f)     The Acquired Companies have not assumed, undertaken, or, to the Seller’s knowledge, otherwise become subject to any liability, including without limitation any obligation for investigatory, corrective or remedial action, of any other person relating to Environmental, Health and Safety Requirements.

(g)     There are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that may (i) interfere with or prevent full compliance or continued full compliance by the Acquired Companies with all Environmental, Health and Safety Requirements or (ii) give rise to any liability of the Acquired Companies under any Environmental, Health and Safety Requirement.

3.21 Labor Matters. Except as set forth on Schedule 3.21, there is no, and within the three (3) year period prior to the date hereof, none of the Acquired Companies has experienced any, strike, labor dispute, allegation, charge, grievance or complaint of unfair labor practice or employment discrimination or other violation of any employment law that has resulted in or could result in, either individually or in the aggregate, a Material Adverse Effect, or, to the Seller’s knowledge, union organizational activity; nor, to the Seller’s knowledge, is any such action threatened against any of the Acquired Companies; nor, to the Seller’s knowledge, has any act or omission occurred that could give rise to any such action. None of the Acquired Companies is a party to or bound by any collective bargaining agreement and, to the Seller’s knowledge, there is no organizational effort presently being made on behalf of any labor union with respect to the Business.

3.22 Governmental Approvals and Filings. Except as required by the HSR Act and filings with the SEC under the Exchange Act, or as set forth in Schedule 4.7, no Consent or filing with or notice to any Governmental Authority is required to be obtained or delivered by the Seller or any Acquired Company in connection with the execution, delivery and performance by any of them of this Agreement and the other Transaction Agreements to which any of them is a party.

3.23 Brokers. Except as set forth on Schedule 3.23, no broker, finder or agent is entitled to, and no Acquired Company has or will have any liability for, any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of the Acquired Companies.

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3.24 Transactions with Affiliates. Except as set forth on Schedule 3.24 and except for normal advances to employees consistent with past practices and payment of compensation for employment to employees consistent with past practices, no Acquired Company has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from, the Seller, any Affiliate of Seller, or any employee, officer, director, shareholder or other Affiliate of any Acquired Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”).

3.25 Undisclosed Liabilities. No Acquired Company has any liability of the nature required to be disclosed in a balance sheet in accordance with GAAP except (a) liabilities under the Material Contracts set forth in Schedule 3.8, the Intellectual Property Licenses set forth in Schedule 3.13 or under Contracts which are not required to be disclosed thereon, (b) liabilities reflected on the face of the Interim Balance Sheet, (c) liabilities incurred in the ordinary course of business and (d) liabilities disclosed on Schedule 3.25.

3.26 Inventory. All inventory of the Acquired Companies, whether or not reflected on the Financial Statements, consists of a quality and quantity useable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such Financial Statements and is valued on such Financial Statements in accordance with GAAP, subject to any applicable reserves therefor reflected on the Interim Balance Sheet as adjusted for the passage of time through the Closing Date. All inventory purchased since the date of such Interim Balance Sheet consists of a quality and quantity useable and saleable in the ordinary course of business, subject to any applicable reserves therefor reflected on the Interim Balance Sheet as adjusted for the passage of time through the Closing Date. All inventory of an Acquired Company is located on premises owned or leased by such Acquired Company as reflected in this Agreement.

3.27 Accounts Receivable. All accounts receivable of the Acquired Companies as of the date hereof and as of the Closing Date that are reflected on the Interim Balance Sheet or on the accounting records of the Acquired Companies represent arm’s-length and valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practice (and are collectible net of the reserves for bad debts reflected in the Interim Balance Sheet as adjusted for the passage of time through the Closing Date in the ordinary course of business).

3.28 Product Warranty; Product Liability.

(a)     All products and goods developed, sold, licensed or delivered by the Acquired Companies and all services rendered by the Acquired Companies in the five (5) year period prior to the date hereof have been in conformity with all applicable contractual commitments, other than to the extent otherwise waived or cured, and all applicable express and implied warranties and there are no liabilities of the Acquired Companies with respect thereto except for any liability to the extent (i) the Acquired Companies are insured for Losses relating to such liability under insurance policies maintained by or for the benefit of the Acquired Companies, or (ii) specifically reserved for on a dollar-for-dollar basis on the Interim Balance Sheet as adjusted for the passage of time through the Closing Date in the ordinary course of business, or (iii) such liabilities as would not have a Material Adverse Effect. With respect to products developed, sold, licensed or delivered by the Acquired Companies and services rendered by the Acquired Companies, the Acquired Companies have not given any guaranty, warranty or other indemnity beyond the written standard terms and conditions of such sale, license or service. Except as set forth in Schedule 3.28, in the past five (5) years, the Acquired Companies have not been notified of any claims for (and to the Sellers’ knowledge, no claims have been threatened for) any product returns, material warranty obligations or product services relating to any of its products or services, except for such claims as would not have a Material Adverse Effect.

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(b)     The Acquired Companies have no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product that has been manufactured, sold, leased, or delivered by the Acquired Companies prior to the Closing Date, except for any liability to the extent (i) the Acquired Companies are fully insured for Losses relating to such liability under insurance policies maintained by or for the benefit of the Acquired Companies, or (ii) such liabilities as would not have a Material Adverse Effect.

3.29 Net Working Capital; Indebtedness. The amount of Net Working Capital as of the Closing Date shall not be less than Nineteen Million Dollars ($19,000,000) (the “Threshold Net Working Capital”). As of the Closing Date, the Acquired Companies shall have no Indebtedness, other than capital lease obligations reflected in the Interim Financial Statements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

        The Buyer hereby represents and warrants to the Seller as follows:

4.1 Organization and Standing. The Buyer is a Wisconsin corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

4.2 Authorization; Enforceability. The Buyer has the requisite entity power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements to which it is a party, and to consummate the transactions contemplated by the Transaction Agreements to which it is a party. The board of directors or other governing body of the Buyer has duly approved this Agreement and all other Transaction Agreements to which the Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. No other entity or interest holder proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Agreements to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

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4.3 No Violation. Neither the execution and delivery of this Agreement or any other Transaction Agreement by the Buyer, nor the performance by the Buyer of the transactions contemplated hereby or thereby, does or will (a) constitute a default or violation under the Organizational Documents of the Buyer, or (b) result in a breach of or default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Contract, License, agreement, lease or other instrument or obligation to which the Buyer is a party or bound or affected, or (c) conflict with or violate any laws, judgments, orders or decrees applicable to the Buyer or by which any of its properties or assets is bound, except, with respect to clauses (b) and (c), for those defaults and breaches which would not result in, either individually or, in the case of a series of related defaults or breaches, in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Buyer.

4.4 Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any Federal or state securities laws. The Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. The Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

4.5 Availability of Funds. The Buyer has sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts required to be paid at Closing under this Agreement by the Buyer, together with all fees and expenses of the Buyer, and to effect the transactions contemplated by this Agreement, all without any third-party consent or approval required (except for those consents and approvals set forth on Schedule 4.7 and those required by the HSR Act).

4.6 Litigation. There are no suits, actions, proceedings, investigations, judgments, claims or orders pending, or to the Buyer’s knowledge, threatened, against the Buyer, at law or at equity, nor is the Buyer subject to any judgment, order or decree of any court or Governmental Authority which, in each case, would seek to prevent any of the transactions contemplated by this Agreement.

4.7 Governmental Approvals and Filings. Except as required by the HSR Act or as set forth on Schedule 4.7, no Consent or filing with or notice to any Governmental Authority is required to be obtained or delivered by the Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which the Buyer is a party.

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4.8 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE V
COVENANTS OF THE SELLER

5.1 Conduct of Business. Except as contemplated by this Agreement, set forth on Schedule 5.1 or as otherwise consented to in writing by the Buyer, from the date hereof through the Closing, the Seller covenants and agrees that it will cause each Acquired Company to (and in the case of Section 5.1(i), the Seller also shall):

(a)     not, other than in the ordinary course of business consistent with past practices, (i) increase in any manner the compensation of any of its employees (except in accordance with pre-existing contractual obligations under Material Contract set forth on Schedule 3.8), or enter into any new bonus or incentive agreement or arrangement with any of its employees, (ii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, or (iii) amend or enter into an Employee Plan (except as required by law);

(b)     subject to the terms and conditions of this Agreement, use commercially reasonable efforts to keep available the services of their present employees and preserve the goodwill, reputation and present relationships of the Business with suppliers, customers, licensors and others having business relations with them;

(c)     conduct the Business in the ordinary course of business consistent with past practices, and use commercially reasonable efforts to preserve the value of the Business;

(d)     not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other Equity Interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Equity Interests, or convertible securities;

(e)     not amend any of their Organizational Documents;

(f)     not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets (having a replacement cost or fair market value in excess of $300,000 in the aggregate), except the sale of inventory and product in the ordinary course of business consistent with past practices;

(g)     not incur any Indebtedness, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others, other than trade debt in the ordinary course of business and Indebtedness pursuant to existing credit facilities or arrangements;

(h)     not make or change any material Tax election, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or take any other similar action relating to the filing of any Tax return or the payment of any Tax that would materially affect the Tax liability of the Acquired Companies for any taxable period (or portion thereof) beginning after the Closing Date;

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(i)     not take or omit to take, or agree to commit to take or omit to take, any action that would make any representation or warranty of the Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date;

(j)     identify all trade secrets related to the conduct of the Business by the Acquired Companies and maintain the secrecy of such trade secrets;

(k)     maintain all Intellectual Property in force and pay all fees that are due;

(l)     not change any method of accounting or accounting practice, except for any such change required by GAAP;

(m)     comply with all material legal requirements and contractual liabilities applicable to the operations and business of the Acquired Companies and timely pay all applicable Taxes when due and payable;

(n)     maintain all of the Insurance Policies in effect as of the date hereof;

(o)     use, operate, maintain and repair all property of the Acquired Companies in a normal business manner;

(p)     not to, or not to agree to, offer any discounts on any of its products or any promotions, rebates, coupons or special offers with respect to any of its products or services with terms or conditions that are outside of the ordinary course of business consistent with past practice;

(q)     not to, or not to agree to, change any of the terms and conditions with respect to the pricing of any of its products (including, without limitation, any terms and conditions that are ancillary to, or otherwise affect, the aggregate price paid for any of its products) that are outside of the ordinary course of business consistent with past practice;

(r)     not declare, make or pay any dividend or other distribution, other than a cash dividend or distribution;

(s)     not agree or commit to do any of the foregoing.

5.2 Filings; Consents; Etc. The Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Seller shall, and shall cause the Acquired Companies to, if applicable, give all notices and make all required filings with or applications to Governmental Authorities required to be made by the Seller or any Acquired Company, and use reasonable efforts to obtain all Consents of all third parties, including Governmental Authorities, that are necessary for the parties to consummate the transactions contemplated hereby. In addition, the Seller agrees to use reasonable efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied and to consummate the transactions contemplated hereby.

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5.3 Schedules Update. Prior to the Closing, the Seller may supplement or amend its Schedules to this Agreement if the Seller becomes aware of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is otherwise necessary to correct or update any information in such Schedules which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in ARTICLE III or elsewhere herein for purposes of determining satisfaction of the conditions set forth in Section 7.2(a), the Schedules delivered by the Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto and such supplements and updates shall not be deemed to cure any breach of any representation or warranty made by the Seller hereunder or any breach of the covenants of the Seller hereunder.

5.4 Interim Financials. Seller will provide Buyer with interim monthly financial statements and other management reports as and when they are available through the Closing Date.

5.5 Regulatory Filings. The Seller shall, and shall cause its Affiliates to, as applicable, (a) make any filings required of any of them or any of their respective Affiliates under the HSR Act and other antitrust or anti-competition laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust or anti-competition laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (the “FTC”), or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Buyer in connection with any such filing or application (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties (including, in any event, the Buyer) prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC or other Governmental Authority under any antitrust or anti-competition laws with respect to any such filing or such transaction. Except as required by applicable law or regulation, the Seller shall furnish to the Buyer all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. The Seller shall promptly inform the Buyer of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

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5.6 Exclusivity.

(a)

The Seller agrees that, commencing on the date of this Agreement and until the earlier of the Closing or the date on which this Agreement has been terminated by its terms (the “Exclusivity Period”), the Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller agrees that, unless this Agreement is terminated by its terms, the Seller shall not (and the Seller shall not cause or permit any Affiliate, Insider, agent or representative or any other Person acting on its behalf to), directly or indirectly, through any officer, director, shareholder, member, partner, Affiliate, employee, agent, investment banker, attorney, accountant or other representative or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer (an “Acquisition Proposal”) from any Person (including any of its officers, directors, partners, members, shareholders, Affiliates, employees, agents and other representatives) relating to any direct or indirect merger or consolidation with or into, or acquisition or purchase of all or any portion of the Shares of, or any material asset of, or any capital stock or other Equity Interest of, any Acquired Company or any other similar business combination involving any Acquired Company (other than the transactions with the Buyer contemplated hereby), or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

(b)

Nothing contained in this Section 5.6 shall prohibit the Seller and its board of directors (the “Seller Board”) and officers from furnishing information, including nonpublic information, to, or entering into negotiations with, any Person that has indicated its willingness to make an unsolicited bona fide Acquisition Proposal if, and only to the extent that:

(i)

such interest in making an unsolicited bona fide Acquisition Proposal is made by a third party that the Seller Board determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Acquisition Proposal;

(ii)

the Seller Board, after duly consulting with the Seller’s outside counsel, determines in good faith that such action is necessary for the Seller Board to comply with its fiduciary duties imposed by applicable law;

(iii)	contemporaneously with furnishing such information to, or entering into discussions with, such Person, the Seller enters into a customary confidentiality agreement with such Person;

(iv)

contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, the Seller provides written notice to the Buyer to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person; and

(v)

the Seller uses all reasonable efforts to keep the Buyer informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such discussions or negotiations are being held) and provides the Buyer copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that the Buyer agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to the Buyer pursuant to this clause (v), which confidentiality agreement shall be subject to the Buyer’s disclosure obligations arising under applicable law or securities exchange regulations.

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5.7 Title Insurance. With respect to the Owned Property, within ten (10) days after the date of this Agreement, Seller, at its expense, shall deliver to Buyer a title insurance commitment issued by First American Title Insurance Company (the “Title Company”), together with copies of all instruments referenced therein, pursuant to which the Title Company shall agree to issue to Buyer a standard ALTA Form B-1992 owner’s policy of title insurance, in the full amount of the fair market value of the Owned Property, insuring good and marketable title to the Owned Property (expressly including all easements and other appurtenances thereto), subject only to Permitted Liens (but with all standard exceptions deleted), and including such endorsements, and in such form, as Buyer may reasonably request, including, without limitation, (i) zoning 3.1 endorsement, (ii) owners comprehensive endorsement insuring over violations of title covenants, conditions and restrictions, (iii) access endorsement, (iv) “same as” survey endorsement, (v) location endorsement, (vi) contiguity endorsement, (vii) non-imputation endorsement; (viii) subdivision endorsement, and (ix) tax parcel endorsement; provided, that the failure to have all standard exceptions regarding survey matters deleted and/or to obtain one or more of such endorsements requiring a survey, due to Seller’s failure to deliver a current survey at closing, shall be deemed not to be a material breach of this Section 5.7 for purposes of Section 7.2(a).

5.8 Surveys. With respect to the Owned Property, on or before the third business day prior to the Closing Date, Seller, at its expense, shall deliver to Buyer original current surveys of the Owned Property, certified to Buyer and to the Title Company, prepared by registered surveyors reasonably satisfactory to Buyer, which surveys shall be prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including all Table A Items except contours); provided, that the failure to obtain such survey prior to closing shall be deemed not to be a material breach of this Section 5.8 for purposes of Section 7.2(a).

5.9 Access to Books and Records. From the date hereof until the earlier of the Closing Date or the date on which this Agreement has been terminated, the Seller shall provide the Buyer and its accounting, legal, and other authorized representatives (“Buyer’s Representatives”) with full access at all reasonable times and upon reasonable notice to the offices, properties, personnel, books and records, consultants, attorneys, and accountants of the Acquired Companies for the Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Acquired Companies; provided, however, that the activities of the Buyer and Buyer’s Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the business of the Seller and its Subsidiaries.

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5.10 Non-Competition; Non-Solicitation; Confidentiality.

(a)     Non-Competition. From and after the Closing, the Seller covenants and agrees that during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Solicit Period”), the Seller will not, directly or indirectly, alone or as a partner, joint venturer, manager, member, consultant, agent, or independent contractor of any Person, engage in the Business, or consult with, advise or assist in any way, whether or not for consideration, any Person which is now or becomes a competitor of any Acquired Company or Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competitor; anywhere in the United States and Europe (provided that the passive ownership of less than 5% of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or over-the-counter market is not a violation of this Section 5.10(a)).

(b)     Non-Solicitation. From and after the Closing, the Seller covenants and agrees that during the Non-Solicit Period, the Seller (i) will not, directly or indirectly, contact or solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by any of the Acquired Companies at any time prior to the Closing Date or during the Non-Solicit Period, without the prior written consent of the Buyer, except for (x) general advertising or solicitations of employment not specifically targeted to such person(s) and (y) persons who approach the Seller for employment opportunities prior to any such contact or solicitation by the Seller, and (ii) will not induce or attempt to induce any customer or other business relation of any Acquired Company into any business relationship which might materially harm any Acquired Company or disparage the Buyer or any Acquired Company.

(c)     Confidentiality and Non-Disclosure. From and after the Closing, the Seller shall (and shall cause its Affiliates to) treat and hold as confidential any information concerning the business and affairs of the Acquired Companies and/or the Business that is not already generally available to the public, including all trade secrets (“Confidential Information”), and refrain from using any of the Confidential Information, except in connection with this Agreement and any of the other Transaction Agreements or as required by law or legal proceeding. In the event that the Seller or any of its Affiliates are required by law or legal proceeding to disclose any Confidential Information, the Seller shall notify the Buyer promptly of the requirement so that the Buyer may seek an appropriate protective order and such Person may disclose the Confidential Information as required.

(d)     Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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(e)     Remedy. The Seller acknowledges and agrees that in the event of a breach by the Seller (or any of its Affiliates, as applicable) of any of the provisions of this Section 5.10, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer and/or its Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

5.11 Group Health Plans; 401(k) Plan. Effective on the Closing Date, Buyer shall adopt (or cause the Acquired Companies to adopt), self-insured medical, dental and vision plans (the “Plans”) that mirror the plans provided by Seller to the employees of the Acquired Companies, such that the employees of the Acquired Companies will not experience a break in coverage. Buyer’s Plans shall cover claims incurred for the employees of the Acquired Companies, and their eligible dependents, on and after the Closing Date. Seller agrees to assist Buyer in retaining Seller’s third party administrator to provide administrative services to Buyer’s Plans, including but not limited to, providing the same services for Buyer’s Plans as are provided for Seller’s Plans, for the coverage period ending December 31, 2006 (but including claims run-off services after December 31, 2006). Buyer shall pay the third-party administrator for all benefits paid to the employees of the Acquired Companies (and their eligible dependents) for claims incurred on and after the Closing Date. Each party agrees to enter into such additional agreements as are reasonably requested by the other party for the proper administration and legal compliance of the Plans, consistent with the parties obligations under this Section 5.11. As of the Closing Date, the Acquired Companies shall (or shall cause the sponsor of the 401(k) Plan covering the Acquired Companies to) fully vest each current employee of the Acquired Companies under such 401(k) Plan.

5.12 Purchase Price Allocation. Within ninety (90) days following the Closing Date, at Buyer’s expense, the Purchase Price will be allocated among the Shares (and to other relevant items, including the non-competition agreement) for all purposes (including Tax and financial accounting), in accordance with their fair market values as determined by KPMG or another nationally recognized firm of independent public accountants (based on Buyer’s and Seller’s representations) retained by Buyer. Buyer shall provide Seller the opportunity to review such allocation. The parties shall adopt and utilize the asset values determined in making such allocations for the purpose of all tax returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or otherwise with respect to such tax returns. Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocations.

5.13 Other Action. Seller shall use commercially reasonable efforts to cause the fulfillment at the earliest reasonably practicable date of all the conditions to the Parties’ obligations to consummate the transactions contemplated by this Agreement.

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ARTICLE VI
COVENANTS OF THE BUYER

6.1 Filings; Consents; Etc. The Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer shall give all notices and make all required filings with or applications to Governmental Authorities required to be made by the Buyer, and use reasonable efforts to obtain all Consents of all third parties required to be obtained by the Buyer, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated herein. In addition, the Buyer agrees to use reasonable efforts to cooperate with the Seller in connection with the foregoing, including using reasonable efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied and to consummate the transactions contemplated herein.

6.2 Regulatory Filing. The Buyer shall (a) make any filings required by the Buyer or its Affiliates under the HSR Act and other antitrust or anti-competition laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust or anti-competition laws for additional information, documents, or other materials received by the Buyer from the FTC or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Acquired Companies in connection with any such filing or application (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of the FTC or other Governmental Authority under any antitrust or anti-competition laws with respect to any such filing or any such transaction. Except as required by applicable law or regulation, the Buyer shall furnish to the Seller all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. The Buyer shall promptly inform the Seller of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

6.3 Other Action. Buyer shall use commercially reasonable efforts to cause the fulfillment at the earliest reasonably practicable date of all the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

7.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

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(a)     No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Governmental Authority which would prohibit the consummation of the transactions contemplated hereby; provided that the Party seeking to terminate this Agreement or assert the failure of this condition must have used all reasonable best efforts to prevent the entry of such injunction or other order.

(b)     No Injunction. Such Party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

(c)     HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

7.2 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer:

(a)

Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties contained in ARTICLE III shall be true and correct in all material respects (except those which are qualified by a “materiality” or Material Adverse Effect qualification or exception contained therein, which shall be true and correct in all respects) as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), without giving effect to any disclosure made to the Buyer pursuant to Section 5.3. The Seller and the Acquired Companies shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing, without giving effect to any disclosure made to the Buyer pursuant to Section 5.3. The Buyer shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of the Seller, certifying the fulfillment of the conditions set forth in this Section 7.2(a).

(b)

Title Insurance and Survey. The Buyer shall have obtained good and valid title insurance polices or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in this Agreement, and Seller shall have executed and delivered such affidavits, certificates or agreements as may be required by the Title Company to issue the foregoing, and the Buyer shall have received the surveys in the form required by this Agreement.

(c)

Landlord Estoppel Certificates. Estoppel certificates, in such form as shall be reasonably acceptable to Buyer, executed by each landlord of the Leased Property shall have been delivered to Buyer not less than two business days prior to the Closing.

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(d)

Third Party Consents. All consents by third parties (including Governmental Authorities) that are required for the transfer of the Shares to the Buyer and that are listed on Schedule 7.2(d) for the consummation of the transactions contemplated hereby will have been obtained.

(e)	Agreements. The Persons listed on Schedule 7.2(e) shall have entered into agreements as described in Schedule 7.2(e) with AKSV, the form of which agreements shall be acceptable to the Buyer.

(f)	Closing Deliverables. The Seller shall have delivered to the Buyer each of the following:

(i)	each other Transaction Agreement to which the Seller is a party, duly executed by the Seller;

(ii)

all minute books, stock books, ledgers and registers, if any, and other records relating to the organization, ownership and maintenance of the Acquired Companies, if not already located on the premises of the Acquired Companies;

(iii)

a copy of the certificate of incorporation (or equivalent organizational documents) of each Acquired Company, certified by the Secretary of State of the jurisdiction of its incorporation or formation (or similar certifying Governmental Authority);

(iv)

certified copies of the resolutions duly adopted by the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(v)	evidence of the cancellation or termination of any of the rights described in Section 3.5 with respect to the Equity Interests of any of the Acquired Companies; and

(vi)	such other documents or instruments required to be delivered at Closing pursuant to Section 8.2 hereof.

7.3 Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Seller:

(a)

Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties contained in ARTICLE IV shall be true and correct in all material respects (except those which are qualified by a “materiality” qualification or exception contained therein, which shall be true and correct in all respects) as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing. The Seller shall receive at the Closing a certificate dated as of the Closing Date and executed by an executive officer of the Buyer, certifying the fulfillment of the conditions set forth in this Section 7.3(a) with respect to the Buyer.

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(b)	Closing Deliverables. The Buyer shall have delivered to the Seller each of the following:

(i)	each other Transaction Agreement to which the Buyer is a party, duly executed by the Buyer;

(ii)

certified copies of the resolutions duly adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(iii)	a copy of the certificate of incorporation (or equivalent organizational documents) of the Buyer, certified by the Secretary of State of the jurisdiction of its formation; and

(iv)	such other documents or instruments required to be delivered by Buyer at Closing pursuant to Section 8.3 hereof.

ARTICLE VIII
CLOSING

8.1 Time and Place. The Closing shall take place at the offices of Jackson Walker L.L.P., 100 Congress, Suite 1100, Austin, Texas on the date which is two (2) business days after the satisfaction or waiver in writing of the conditions set forth in ARTICLE VII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing), or such other date as the Buyer and the Seller mutually agree. The “Closing Date” shall be the date on which the Closing shall occur.

8.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)     Stock Certificate(s). Certificate(s) representing the ABC Shares, duly endorsed in blank or accompanied by duly executed stock power(s) transferring the ABC Shares to the Buyer;

(b)     Assignment Agreement. An assignment agreement, in form and substance satisfactory to the Buyer, effecting the transfer of the AKSV Interests and the Prime Interests to the Buyer;

(c)     Equity Interests. Certificates or other documentation evidencing the other Equity Interests not delivered under (a) and (b) above.

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(d)     Certificate. The certificate required by Section 7.2(a);

(e)     Resignations. Resignations effective as of the Closing Date of those directors and officers of the Acquired Companies as the Buyer may request to resign;

(f)     Good Standing Certificates. Certificates of good standing with respect to the Acquired Companies, issued by the Secretary of State of the jurisdiction of formation of each such Acquired Company and a certificate of good standing from each jurisdiction in which such Acquired Company is duly qualified to transact business, in each case, dated within fifteen days of the Closing Date;

(g)     Section 1445 Affidavit. Affidavits from each Acquired Company owning Real Property, in form satisfactory to Buyer, to the effect that such Acquired Company is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust,” or “foreign estate” under Section 1445 of the Code, and containing all such other information as is required to comply with the requirements of such Section.

(h)     Intellectual Property Assignment. An assignment agreement, in form and substance satisfactory to the Buyer, effecting the transfer of the Intellectual Property to the Buyer.

(i)     Other Documents. Such other documents and instruments as the Buyer or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

8.3 Deliveries by the Buyer. The Buyer will deliver or cause to be delivered to the Seller:

(a)     The Purchase Price. Payment of the Purchase Price;

(b)     The Buyer Certificate. The certificate required by Section 7.3(a);

(c)     Other Documents. Such other documents and instruments as the Seller or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE IX
POST CLOSING COVENANTS

9.1 Tax Liability. Seller shall be responsible for the payment of any tax liability incurred by an Acquired Company because such Acquired Company was deemed part of a consolidated group of Seller for income tax purposes, if such liability does not relate to the Acquired Company’s results of operations (a “Consolidated Tax Liability”).

9.2 Seller Benefit Plans. After the Closing Date, the Seller shall pay all claims for benefits submitted by employees and former employees of the Acquired Companies (and the dependents thereof) under Seller’s self-insured employee benefit plans, and shall use its commercially reasonable efforts to cause the insurers to pay all claims for benefits under Seller’s insured employee benefit plans, that are payable thereunder in accordance with the terms of such plans.

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9.3 Certain Employee and Former Employee Obligations; Allie Litigation. At any time or from time to time from and after the Closing Date, Seller shall pay all amounts (a) due and owing to Klaas Vlietstra, Phillip Supple, Scott Herz and Thomas Vander Luitgaren, or claimed by them to be due and owing to them, and related to their agreements entered into with Seller or an Acquired Company prior to the Closing or otherwise related to the Business as conducted prior to the Closing, including without limitation, any amounts showing as liabilities under that certain balance sheet of AKSV dated March 31, 2006 regardless of whether any such amount is owed or obligated to be paid to such individual by any Acquired Company, and (b) related to the matter Lauren S. Atneson, Independent Administrator of the Estates of Terry W. Allie, Deceased, and Wendy C. Allie, Deceased v. Frontline Communications, LLC, including all reasonable legal fees, costs, expenses, damages and settlement amounts (and accordingly, Seller shall be able to control the defense and settlement of such matter).

9.4 Further Assurances. At any time or from time to time from and after the Closing Date, each of the Parties shall, at the request of the other Party and at such requesting Party’s expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement, including Seller executing such documents and taking such actions (including paying reasonable costs) as reasonably requested by Buyer to transfer the rights to any Intellectual Property held by Seller or any of its Affiliates to Buyer.

ARTICLE X
INDEMNIFICATION

10.1 Survival of the Seller’s Representations and Warranties; Time Limits on Indemnification Obligations. All representations and warranties of the Seller, and all covenants and agreements of the Seller required to be performed prior to Closing, contained in this Agreement shall survive the Closing hereunder until eighteen (18) months after the Closing Date; provided, however, that (a) all covenants and agreements required to performed on or following the Closing shall survive indefinitely; (b) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.9(b), 3.10 (as to title only), 3.13(b), and 3.20 (with respect to claims relating to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.9(b), 3.10 (as to title only), 3.13(b), and 3.20 only) (collectively, the “Fundamental Seller Representations”) shall survive the Closing Date until the date that is thirty (30) days after the expiration of the applicable statute of limitations. The Seller shall have no liability under this ARTICLE X for a breach of any representation or warranty or any covenant required to be performed prior to the Closing Date unless the Seller is given notice from such Buyer Indemnified Party asserting a claim on or before the expiration of the applicable survival period relating to or giving rise to such claim as set forth in the preceding sentence. Any claim made by a Party seeking indemnity hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction prior to the termination of the survival period for such claim shall be preserved despite the subsequent expiration of such survival period.

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10.2 Survival of the Buyer’s Representations and Warranties; Time Limits on Indemnification Obligations. All of the representations and warranties of the Buyer, and all covenants and agreements of the Buyer required to be performed prior to Closing, contained in this Agreement shall survive the Closing hereunder until eighteen (18) months after the Closing Date; provided, however, that (a) all covenants and agreements required to performed on or following the Closing shall survive indefinitely; and (b) the representations and warranties set forth in Sections 4.1, 4.2, and 4.3 (with respect to claims relating to Sections 4.1, 4.2, and 4.3 only) (collectively, the “Fundamental Buyer Representations”) shall survive the Closing Date until the date that is thirty (30) days after the expiration of the applicable statute of limitations. The Buyer shall have no liability under this ARTICLE X for a breach of any representation or warranty or any covenant required to be performed prior to the Closing Date unless the Buyer is given notice from the Seller asserting a claim on or before the expiration of the applicable survival period relating to or giving rise to such claim as set forth in the preceding sentence. Any claim made by a Party seeking indemnity hereunder by filing a suit or action in a court of competent jurisdiction or a court reasonably believed to be of competent jurisdiction prior to the termination of the survival period for such claim shall be preserved despite the subsequent expiration of such survival period.

10.3 Indemnification by the Seller Relating to the Acquired Companies. From and after the Closing, the Seller shall in accordance with and subject to the limitations set forth in this ARTICLE X, indemnify, defend and save the Buyer and each of its officers, directors, employees, stockholders, Affiliates (including the Acquired Companies if the Closing occurs), agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”), harmless from and against, any and all liabilities, obligations, damages, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses, whether or not arising out of third party claims and whether or not such claims are ultimately determined to be valid (including reasonable attorneys’ fees) (hereinafter, a “Loss” or the “Losses”), sustained or incurred by any Buyer Indemnified Party, resulting from (a) any breach of or inaccuracy in any representation or warranty of the Seller contained in this Agreement or any certificate delivered by or on behalf of the Seller hereunder or any breach of any covenant or agreement made or to be performed by the Seller pursuant to this Agreement (provided, however, that the Buyer Indemnified Party shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in Section 10.1); (b) any liability related to the employment and termination of employment of Klaas Vlietstra, Phillip Supple and Scott Herz; (c) any liability involving the ongoing investigation by the United States General Services Administration of AKSV’s alleged violation of anti-kickback laws; or (d) any liability arising in connection with a Consolidated Tax Liability. The determination of whether a Buyer Indemnified Party has suffered a Loss shall not be conditioned upon whether a Material Adverse Effect has or has not occurred.

10.4 Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and save the Seller, and its officers, directors, employees, Affiliates, agents, representatives, successors and permitted assigns (but excluding, in all cases, the Acquired Companies in the event that the Closing occurs) (each, a “Seller Indemnified Party”) harmless from and against, any and all Losses sustained or incurred by any Seller Indemnified Party, resulting from any breach of or inaccuracy in any representation or warranty of the Buyer contained in this Agreement or any breach of any covenant or agreement made or to be performed by the Buyer pursuant to this Agreement (provided, however, that the Seller shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in Section 10.2).

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10.5 Indemnification Procedure for Third Party Claims. In the event that any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party, against which a party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give prompt written notice thereof together with a statement of any reasonably available information regarding such claim to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in so notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby. Subject to the limitations set forth herein, the Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party. Without limiting the foregoing and notwithstanding any provision herein to the contrary, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (x) to which the Indemnifying Party is also a party and the Indemnified Party reasonably believes (based upon the advice of outside legal counsel) that a material conflict exists as a result of the Indemnifying Party’s control over such proceedings, or (y) if the Indemnified Party reasonably determines that the Indemnifying Party has failed to defend the Third Party Claim actively and in good faith. In the event that the Indemnifying Party is permitted to conduct the defense of a Third Party Claim hereunder and does elect to conduct the defense of the subject claim (subject to the conditions set forth herein), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it (at the Indemnifying Party’s cost), and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. If the Indemnifying Party shall control the defense of any such Third Party Claim, the Indemnifying Party may enter into any settlement of a claim without the consent of the Indemnified Party, unless, as a result of such settlement, injunctive, equitable or other non-monetary relief will be imposed against the Indemnified Party, or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, in which event the Indemnifying Party shall obtain the Indemnified Party’s prior written consent to such settlement. If the Indemnified Party shall control the defense of any such Third Party Claim, the Indemnified Party may enter into any settlement of a claim without the consent of the Indemnifying Party unless, as a result of such settlement, injunctive, equitable or other non-monetary relief will be imposed against the Indemnifying Party, or if such settlement does not expressly unconditionally release the Indemnifying Party from all liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, in which event the Indemnified Party shall obtain the Indemnifying Party’s prior written consent to such settlement.

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10.6 Calculation of Losses.

(a)     The amount of any Losses payable under this ARTICLE X by the Indemnifying Party shall be net of any net proceeds realized by and paid to the Indemnified Party under its applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses described in the preceding sentence, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount. The Indemnified Party shall use its reasonable efforts to collect any amounts available under such insurance coverage or from such other party reasonably alleged to have responsibility therefor (so long as the Indemnified Party has a direct cause of action against such other party).

(b)     The Indemnified Parties shall take, and shall cause their respective Affiliates to take, reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

(c)     If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

10.7 Limitation on Indemnities.

(a)     Notwithstanding anything to the contrary set forth in this Agreement (but subject to the limitations set forth in the second sentence of this Section 10.7(a)), the Seller pursuant to Section 10.3 shall not be liable hereunder to the Buyer Indemnified Parties with respect to claims for breaches of representations and warranties referred to in Section 10.3 above (i) except to the extent that the aggregate Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate the Basket Amount, and then only to the extent of the excess above the Basket Amount, and (ii) to the extent the aggregate amount of Losses incurred by the Buyer Indemnified Parties as a result of such breaches exceeds the Cap Amount. Notwithstanding any provision herein to the contrary, (x) the foregoing limitations on indemnity recovery shall not apply in respect of any Loss with respect to any breach (A) of any covenant of the Seller, (B) of any Fundamental Seller Representation, (C) of Section 3.13 or Section 3.29, or (D) that constitutes fraud by the Seller, (y) any Loss related to a breach of the first sentence of Section 3.29 shall be limited to (I) the difference between the Threshold Net Working Capital and the actual Net Working Capital as of the Closing Date and (II) the reasonable costs incurred by the Buyer to recover payment of such difference from the Seller, and (z) any Loss related to a breach of the second sentence of Section 3.29 shall be limited to (I) the amount of any Indebtedness (other than capital lease obligations reflected in the Interim Financial Statements) of the Acquired Companies as of the Closing Date and (II) the reasonable costs incurred by the Buyer to recover payment of such amount from the Seller. Notwithstanding any provision herein to the contrary, the Seller pursuant to Section 10.3 shall not be liable to the Buyer Indemnified Parties with respect to claims for breaches of (i) Section 3.7 except to the extent that the aggregate Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate the Tax Basket Amount, but then the Seller shall be liable for the total aggregate Losses as a result of such breaches, and (ii) Section 3.20 except to the extent that the aggregate Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate the Environmental Basket Amount, but then the Seller shall be liable for the total aggregate Losses as a result of such breaches.

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(b)     Notwithstanding anything to the contrary set forth in this Agreement (but subject to the limitations set forth in the last sentence of this Section 10.7(b)), the Buyer shall not be liable hereunder to the Seller Indemnified Parties with respect to claims for breaches of representations and warranties referred to in Section 10.4 above (i) except to the extent that the aggregate Losses incurred by the Seller Indemnified Parties as a result of such breaches shall exceed in the aggregate the Basket Amount, and then only to the extent of the excess above the Basket Amount, and (ii) to the extent the aggregate amount of Losses incurred by the Seller Indemnified Parties as a result of such breaches exceeds the Cap Amount. Notwithstanding any provision herein to the contrary, the foregoing limitations on indemnity recovery shall not apply in respect of any Loss with respect to any breach (x) of any covenant of the Buyer, (y) of any Fundamental Buyer Representation, or (z) that constitutes fraud by the Buyer.

10.8 Exclusion of Other Remedies. Except for fraud and the right to seek specific performance or other equitable relief as provided in Section 12.14, the remedies set forth in this ARTICLE X constitute the sole and exclusive remedies for recovery of Losses arising out of or relating to this Agreement and any transaction contemplated hereby. Notwithstanding any provision herein to the contrary, except with respect to Third Party Claims, no Party shall be liable for any consequential, incidental, punitive or special damages arising out of or relating to this Agreement or any transaction contemplated hereby, including but not limited to indemnifying an Indemnified Party for any consequential, incidental, punitive or special damages.

10.9 Purchase Price Adjustments. Amounts paid to or on behalf of the Seller or the Buyer as indemnification shall be treated as adjustments to the Purchase Price.

10.10 Waiver, Release and Discharge. Effective upon the Closing, the Seller hereby irrevocably waives, releases and discharges the Acquired Companies from any and all liabilities to the Seller of any kind or nature whatsoever, whether in its capacity as the Seller hereunder, as a direct or indirect stockholder of any of the Acquired Companies or otherwise (including, without limitation, in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and the Seller shall not seek to recover any amounts in connection therewith or thereunder from any Acquired Company; provided that the foregoing shall not apply to any claims arising under this Agreement or otherwise related to this Agreement or the transactions contemplated hereby.

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ARTICLE XI
TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of the Buyer and the Seller;

(b)     by the Buyer in writing, without liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before September 29, 2006 (the “Outside Date”);

(c)     by the Seller in writing, without liability of the Seller on account of such termination (provided the Seller is not otherwise in material default or in material breach of this Agreement), if the Closing has not occurred on or before the Outside Date;

(d)     by the Buyer in writing, if any of the conditions in Section 7.1 or Section 7.2 is or becomes impossible to satisfy (unless the Buyer’s breach of this Agreement has caused such condition to be unsatisfied) and the Buyer has not waived in writing such condition on or before the Closing;

(e)     by the Seller in writing, if any of the conditions in Section 7.1 or Section 7.3 is or becomes impossible to satisfy (unless the Seller’s breach of this Agreement has caused such condition to be unsatisfied) and the Seller has not waived in writing such condition on or before the Closing; or

(f)     by the Seller or the Buyer, if the Seller accepts a “Superior Proposal”. For this Agreement, “Superior Proposal” means an Acquisition Proposal that (i) the Seller Board in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Acquisition Proposal, and (ii) the Seller Board in good faith determines, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the Seller than the transactions with the Buyer contemplated hereby; provided, however that the Seller may not terminate this Agreement under this Section 11.1(f) unless it pays the Termination Fee pursuant to Section 11.2 and has used all reasonable efforts to provide the Buyer with two business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Acquisition Proposal.

11.2 Effect of Termination.

(a)     In the event of termination of this Agreement pursuant to Section 11.1, all obligations under this Agreement (other than those provisions set forth in Section 11.2 and ARTICLE XII) shall terminate and shall be of no further force or effect; provided, however, no termination of this Agreement shall release, or be construed as releasing, any Party from any liability to the other Party which may have arisen from any breaches of this Agreement. A Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

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(b)     If the Buyer or the Seller terminates this Agreement pursuant to Section 11.1(f), the Seller shall promptly (and in any event no later than two business days after such termination) pay to the Buyer a termination fee of Five Million Dollars ($5,000,000) (the “Termination Fee”).

ARTICLE XII
MISCELLANEOUS

12.1 Notices, Consents, Etc. Any notices, consents or other communications required to be sent or given hereunder by the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile with confirmation of transmission or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Seller:
HealthTronics, Inc.
1301 Capital of Texas Highway, Suite 200B
Austin, Texas 78746
Attention: James Whittenburg
Tel: (512) 328-2892
Fax: (512) 314-4305

with a copy to (which shall not constitute notice):

Jackson Walker L.L.P.
100 Congress Avenue, Suite 1100
Austin, Texas 78701
Attention: Michael Meskill
Tel: (512) 236-2000
Fax: (512) 236-2002

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(b)	If to the Buyer:

Oshkosh Truck Corporation
2307 Oregon Street (54902)
PO Box 2566
Oshkosh, WI 54903-2566
Attention: Bryan Blankfield, Executive Vice President and
General Counsel
Tel: (920) 233-9241
Fax: (920) 233-9669

with a copy to (which shall not constitute notice):

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
Attention: Benjamin F. Garmer III
Tel: (414) 297-5675
Fax: (414) 297-4900

Date of service of such notice shall be (x) the date such notice is delivered by hand, (y) one (1) business day following the delivery by facsimile or by express overnight delivery service, or (z) three (3) days after the date of mailing if sent by certified or registered mail.

12.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

12.3 Successors; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the immediately preceding sentence, without the prior written consent of the Seller, the Buyer may at any time, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement and the other agreements contemplated hereby to one or more of its Affiliates (provided that no such assignment to an Affiliate shall relieve the Buyer of its obligations hereunder).

12.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

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12.5 Expenses. The Seller shall pay for all costs and expenses incurred or to be incurred by (a) the Seller prior to, through and after the Closing, and (b) the Acquired Companies solely until and through the Closing, in each case in negotiating and preparing this Agreement and in closing and carrying out or otherwise related to the transactions contemplated by this Agreement, including, without limitation, the fees owed by the Acquired Companies to Robert W. Baird & Co. pursuant to the terms of a letter agreement dated January 23, 2006. The Buyer (or, the Acquired Companies, following the Closing) shall pay for all costs and expenses incurred or to be incurred by the Buyer prior to, through and after the Closing in negotiating and preparing this Agreement and in closing and carrying out or otherwise related to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller, on the one hand, and the Buyer, on the other hand, shall each pay fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

12.6 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Texas, without regard to its laws regarding conflicts of law.

12.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

12.8 Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits and other Transaction Agreements attached to or referred to in this Agreement (all of which shall be deemed incorporated in this Agreement and made a part hereof), along with the Confidentiality Agreement (the “Confidentiality Agreement”) among Seller and Buyer, dated July 11, 2005 set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersedes all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. The Confidentiality Agreement shall automatically terminate effective as of the Closing. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

12.9 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties, any rights or remedies under or by reason of this Agreement.

12.10 Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules; provided, however, that information furnished in any particular Schedule shall be deemed to be included in another Schedule if such information can reasonably be interpreted as having application to such other Schedule notwithstanding the absence of a cross-reference contained therein. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

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12.11 Acknowledgment by the Buyer. The Buyer acknowledges that, except, as set forth in the Transaction Agreements, no promise or inducement for this Agreement was offered by the Seller, the Acquired Companies or any of their respective representatives or relied upon by the Buyer. EXCEPT WITH RESPECT TO FRAUD AND INTENTIONAL MISREPRESENTATIONS, THE REPRESENTATIONS AND WARRANTIES BY THE SELLER IN THE TRANSACTION AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF ANY OF THE ACQUIRED COMPANIES TO THE EXTENT NOT PROVIDED BY THE SELLER HEREUNDER) ARE SPECIFICALLY DISCLAIMED BY THE SELLER. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. With respect to all materials that are described as having been made available or delivered to the Buyer, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or its legal counsel have been granted access to an electronic data room or website in which such materials are available or by transmitting such materials to the Buyer or its legal counsel by any other electronic means, in each case only to the extent that any such delivery can be reasonably demonstrated.

12.12 Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) where appropriate in the context, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term “including” shall mean by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.13 Submission to Jurisdiction. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DALLAS, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

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12.14 Specific Performance. The Parties agree that if any provision of Section 5.10 of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and the Party not in breach shall be entitled to the remedy of specific performance, injunctive relief and/or other equitable relief in addition to any other remedies that may be available at law or in equity by reason of such breach.

12.15 Public Announcements. The Parties may issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that the Party desiring to make such a release shall first provide the other Party a reasonable opportunity to review and comment on the release in advance of its issuance.

[Signature Page Follows]

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SELLER:

HEALTHTRONICS, INC.

By:_/s/ James S.B. Whittenburg_______________
Name: James S. B. Whittenburg
Title: President - Manufacturing

BUYER:
AK ACQUISITION CORP.

By: /s/ Bryan J. Blankfield_____________
Name: Bryan J. Blankfield
Title: Executive Vice President and Secretary

        Oshkosh Truck Corporation hereby agrees that (i) it shall cause Buyer to, and guarantees to Seller that Buyer shall, fully comply with the terms of this Agreement and (2) it shall perform Buyer’s obligations hereunder to the extent Buyer fails to perform such obligations.

OSHKOSH TRUCK CORPORATION By: /s/ Bryan J. Blankfield_____________ Name: Bryan J. Blankfield Title: Executive Vice President, General Counsel and Secretary

APPENDIX A
DEFINITIONS

As used in this Agreement:

        “ABC” shall have the meaning given it in the recitals.

        “ABC Shares” shall have the meaning given it in the recitals.

        “Acquired Companies” means, collectively, the Companies and the Companies’ Subsidiaries.

        “Acquisition Proposal” shall have the meaning given it in Section 5.6(a).

        “Affiliate” shall have the meaning given for that term in Rule 405 under the Securities Act.

        “Agreement” shall have the meaning given it in the preamble.

        “AKSV” shall have the meaning given it in the recitals.

        “AKSV Interests” shall have the meaning given it in the recitals.

        “Basket Amount” means an amount equal to One Million Dollars ($1,000,000).

        “Business” means the business of designing, engineering, manufacturing, selling and distributing mobile trailers, coaches, and special purpose mobile units that transport high technology medical devices, equipment designed for mobile command and control centers, and broadcast and communications equipment.

        “Buyer” shall have the meaning given it in the preamble.

        “Buyer Indemnified Party” shall have the meaning given in Section 10.3.

        “Buyer’s Representatives” shall have the meaning given it in Section 5.7.

        “CA 1985” means the Companies Act 1985 (as amended) (being a statute enacted under the laws of England and Wales).

        “Cap Amount” means an amount equal to Thirteen Million Five Hundred Thousand Dollars ($13,500,000).

        “Closing” shall have the meaning given it in Section 1.3.

        “Closing Date” shall have the meaning given it in Section 8.1.

        “Code” means the Internal Revenue Code of 1986, as amended.

A-1

        “Company” and “Companies” shall have the meanings given to them in the recitals.

        “Companies’ Subsidiaries” means any Person more than fifty percent (50%) of outstanding voting or equity securities of which, or any partnership, joint venture or other entity more than fifty percent (50%) of the total equity or the economic interest to which, is directly or indirectly owned by a Company.

        “Confidentiality Agreement” shall have the meaning given it in Section 12.8.

        “Confidential Information” shall have the meaning given it in Section 5.10(c).

        “Consent” shall have the meaning given it in Section 3.15.

        “Contract” means any written or oral agreement, note, mortgage, indenture, lease (including, without limitation, Real Property Lease), deed of trust, license, plan, instrument or other contract.

        “Current Assets” means the current assets of the Acquired Companies as of any given date of determination calculated in accordance with the definition of “Net Working Capital”.

        “Current Liabilities” means the current liabilities of the Acquired Companies as of any given date of determination calculated in accordance with the definition of “Net Working Capital”.

        “Defense Notice” shall have the meaning given it in Section 10.5.

        “Employee Plan” shall mean any plan, policy, program, arrangement or agreement described in Section 3.19(a).

        “Environmental Basket Amount” shall mean an amount equal to One Hundred Fifty Thousand Dollars ($150,000).

        “Environmental, Health and Safety Requirements” shall mean all federal, state, provincial and local statutes, codes, regulations, rules, ordinances, judgments, orders and other laws and common law (in each case whether of the United States of America or any other jurisdiction) relating to the protection, preservation or conservation of the environment and to public or worker health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

        “Equity Interests” shall have the meaning given it in Section 3.4(a).

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Exclusivity Period” shall have the meaning given it in Section 5.6(a).

        “Financial Statements” shall have the meaning given it in Section 3.6.

        “Foreign Plan” shall have the meaning given it in Section 3.19(a).

        “FTC” shall have the meaning given it in Section 5.5.

        “Fundamental Buyer Representations” shall have the meaning given it in Section 10.1.

        “Fundamental Seller Representations” shall have the meaning given it in Section 10.2.

        “GAAP” means United States generally accepted accounting principles, consistently applied or in relation to any Acquired Company organized under the laws of any other country, the generally accepted accounting principles of its country of organization then in force.

        “Governmental Authority” shall mean the United States or any state, provincial, local or foreign government, or any subdivision, agency, bureau, department or authority of any thereof having jurisdiction over any of the Acquired Companies, the Buyer, the Seller, or the transactions contemplated by this Agreement, as applicable.

        “Hazardous Materials” shall mean (a) hazardous substances or hazardous wastes, as defined under Environmental, Health and Safety Requirements; (b) petroleum, including without limitation, crude oil or any fraction thereof; (c) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (d) asbestos in any form or condition; (e) polychlorinated biphenyls; and (f) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental, Health and Safety Requirement.

        “Historic Locations” shall mean all real property formerly owned, leased, used or occupied by each Acquired Company.

        “HSR Act” means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder).

        “ICTA” means the Income and Corporation Taxes Act 1988 (as amended) (being a statute enacted under the laws of England and Wales).

        “Indebtedness” means the aggregate amount (including the current portions thereof) of (a) all indebtedness or other obligation of any of the Acquired Companies for borrowed money (whether current, short-term, or long-term, secured or unsecured), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) all lease obligations of the Acquired Companies under leases which are capital leases in accordance with GAAP or (d) any indebtedness referred to above of any Person which is guaranteed by any Acquired Company.

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        “Indemnified Party” shall have the meaning given it in Section 10.5.

        “Indemnifying Party” shall have the meaning given it in Section 10.5.

        “Insiders” shall have the meaning given it in Section 3.24.

        “Insolvency Act 1986” means the Insolvency Act 1986 (as amended) (being a statute enacted under the laws of England and Wales).

        “Insurance Policies” shall have the meaning given it in Section 3.17.

        “Intellectual Property” shall have the meaning given it in Section 3.13.

        “Intellectual Property Licenses” shall have the meaning given it in Section 3.13.

        “Interim Balance Sheet” shall have the meaning given it in Section 3.6.

        “Interim Financial Statements” shall have the meaning given it in Section 3.6.

        “Leased Property” shall have the meaning given it in Section 3.9(a).

        “Licenses” shall have the meaning given it in Section 3.18.

        “Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), claim, security interest, easement, covenant, reservation, restriction, right of usufruct or other encumbrance of any nature whatsoever (including, without limitation, the Seller Credit Agreement) other than (a) restrictions on the offer and sale of securities under Federal and state securities laws, and (b) any Permitted Liens.

        “Lien Obligations” shall have the meaning given it in Section 2.1.

        “Loss” and “Losses” shall have the meanings given them in Section 10.3.

        “Material Adverse Effect” or “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is or would reasonably expected to be materially adverse to the business, assets, financial condition, or results of operations of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed in itself to constitute a Material Adverse Effect or Material Adverse Change: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the United States economy, the capital markets in general, or the industry in which the Acquired Companies operate; (b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America; (c) performance by the Seller of its obligations under this Agreement; or (d) the announcement or pendency of the transactions contemplated by this Agreement.

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        “Material Contracts” shall have the meaning given it in Section 3.8.

        “Net Working Capital” means Current Assets minus Current Liabilities. In no event will the determination of Net Working Capital include (a) any intercompany accounts among the Acquired Companies, or (b) any amounts due to or from the Seller. Subject to the foregoing, Net Working Capital will be calculated in accordance with GAAP, applied on a basis consistent with that employed in the preparation of the Year-End Balance Sheet (but only to the extent consistent with GAAP.)

        “Non-Solicit Period” shall have the meaning given it in Section 5.10(a).

        “Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws (or their equivalent in any overseas jurisdiction in which any Acquired Company is incorporated); (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.

        “Outside Date” shall have the meaning given it in Section 11.1(b).

        “Owned Property” shall have the meaning given it in Section 3.9(a).

        “Party” and “Parties” shall have the meanings given them in the preamble.

        “Permitted Liens” means (a) Liens for taxes not yet due and payable, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens attaching to inventory held by consignees in the ordinary course of business, and (e) any easement, covenant, encroachment, burden, title defect, or other exception to title to any of the Real Property which do not collectively adversely affect the marketability of title to the applicable Real Property or materially impair or interfere with the use or occupancy of the applicable Real Property for the purposes for which or the manner in which it is currently used in connection with the Business.

        “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether Federal, state, county, city, or of any other country, or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

        “Plan Affiliate” with respect to any Person (“First Person”) shall mean any other Person who, together with the First Person, constitutes all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case law interpreting the foregoing.

        “Plans” shall have the meaning given it in Section 5.11.

        “Prime” shall have the meaning given it in the recitals.

        “Prime Interests” shall have the meaning given it in the recitals.

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        “Purchase Price” shall have the meaning given it in Section 2.1.

        “Real Property” shall have the meaning given it in Section 3.9(a).

        “SEC” means the Securities and Exchange Commission.

        “Securities Act” means the Federal Securities Act of 1933, as amended.

        “Seller” shall have the meaning given it in the preamble.

        “Seller Board” shall have the meaning given it in Section 5.6(b).

        “Seller Credit Agreement” means that certain Credit Agreement, dated as of March 23, 2005, among the Seller, the lenders party thereto, Bank of America, N.A., as syndication agent, and JP Morgan Chase Bank, National Association, as Administrative Agent for the lenders, and the loan documents entered into in connection therewith, as amended.

        “Seller Indemnified Party” shall have the meaning given it in Section 10.4.

        “Shares” shall have the meaning given it in the recitals.

        “Superior Proposal” shall have the meaning given it in Section 11.1(f).

        “Tax Basket Amount” means an amount equal to One Hundred Fifty Thousand Dollars ($150,000).

        “Taxes” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest, social security contributions or other assessments imposed, due, payable or levied by any United States Federal, state, local and foreign or other taxing authority, and including, but not limited to, those related to income, gross receipts, gross income, payroll, sales, use, excise, services, ad valorem, value added, valuation, transfer or franchise.

        “Termination Fee” shall have the meaning given it in Section 11.2(a).

        “Third Party Claim” shall have the meaning given it in Section 10.5.

        “Threshold Net Working Capital” shall have the meaning given it in Section 3.29.

        “Transaction Agreements” means this Agreement and its Schedules, and any other agreement contemplated hereby to be entered into at Closing to which the Seller or any Acquired Company is a party.

        “UK Company” means AK Specialty Vehicles (UK) Limited (registered in the United Kingdom with company number 04184642) whose registered office is at 50 West Street, Farnham, Surrey GU9 7DX, United Kingdom.

    “U.S.        Employee Plan” shall have the meaning given it in Section 3.19(a).

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        “Year-End Balance Sheet” shall have the meaning given it in Section 3.6.

        “Year-End Financial Statements” shall have the meaning given it in Section 3.6.

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EXHIBIT
AND SCHEDULES

APPENDICES AND EXHIBITS

Appendix A — Definitions

SCHEDULES

Schedule 3.1 Organization and Qualification
Schedule 3.4 - Capitalization
Schedule 3.5 - Options
Schedule 3.6 - Financial Statements
Schedule 3.7 - Taxes
Schedule 3.8 - Material Contracts
Schedule 3.9 - Real Property
Schedule 3.10 - Personal Property
Schedule 3.11 - Litigation
Schedule 3.13 - Intellectual Property
Schedule 3.14 - Bank Accounts, Officers and Directors
Schedule 3.15 - No Violation
Schedule 3.16 - Conduct of Business; Absence of Certain Changes
Schedule 3.17 - Insurance Policies
Schedule 3.18 - Licenses and Permits
Schedule 3.19 - Employee Benefit Plans
Schedule 3.20 - Environmental, Health and Safety Matters
Schedule 3.21 - Labor Matters
Schedule 3.23 - Brokers
Schedule 3.24 - Transactions With Affiliates
Schedule 3.25 - Undisclosed Liabilities
Schedule 3.26 - Inventory
Schedule 3.28 - Product Warranty; Product Liability
Schedule 4.7 - Governmental Approvals and Filings (Buyer)
Schedule 5.1 - Conduct of Business
Schedule 7.2(d) - Third Party Consents
Schedule 7.2(e) - Agreements